Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-464-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE SECOND QUARTER ENDED JUNE 30, 2015

●	EPS of $0.64 per share on sales of $134.6 million
●	Operating margin of 12.7%, up 160 basis points versus adjusted Q2 2014 operating margin
●	Organic sales down 70 basis points and unfavorable foreign currency translation of 5.5%

MANCHESTER, CT – August 4, 2015 – LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter ended June 30, 2015.

Net sales were $134.6 million compared to $148.8 million in the second quarter of 2014, with the reduction primarily driven by unfavorable foreign currency translation and the divestiture of a non-core business in the first quarter of 2015. Net income was $10.8 million, or $0.64 per diluted share, in the second quarter of 2015 compared to $8.2 million, or $0.49 per diluted share, in the second quarter of 2014. Changes in foreign currency translation rates decreased EPS by $0.03 per share in Q2 2015 compared to Q2 2014. Excluding the impact of foreign currency translation, earnings per share in the current quarter increased 6% from adjusted earnings per share of $0.63 in the second quarter of 2014.

Dale Barnhart, President and Chief Executive Officer, stated, “I am very pleased with our second quarter results as we reported solid operating margin expansion and delivered earnings of $0.64 per share. Consolidated quarterly operating margin of 12.7% demonstrates our continued measurable progress on driving profitable growth. We reported organic sales growth in all of our segments except for the Performance Materials segment that reported a 10% reduction. Continued weakness in demand in North America and Asia for filtration products and for cryogenic insulation products serving the liquid natural gas market contributed to the decline in Performance Materials. Even with lower consolidated sales, we were able to achieve excellent gross margin expansion of 190 basis points primarily from continued execution of lean initiatives across our businesses and realization of synergy programs in our Industrial Filtration segment.”

Below are financial highlights comparing Lydall’s quarter ended June 30, 2015 (“Q2 2015”) results to its quarter ended June 30, 2014 (“Q2 2014”) results:

•
Net sales decreased by $14.2 million, or 9.6%, due to 5.5% of unfavorable foreign currency translation; lower net sales as a result of a divested business of 3.3%; organic sales decline of 0.7%; and a reduction in tooling net sales of 0.1%;

•	Gross margin increased 190 basis points to 25.2%, compared to 23.3% in Q2 2014, due to improvements in the Industrial Filtration and Thermal/Acoustical Fibers segments;

•
Operating margin was 12.7% in Q2 2015, compared to 8.4% in Q2 2014; adjusted operating margin was 11.1% in Q2 2014 which excluded a one-time sales commission expense of $2.9 million; purchase accounting adjustments and transaction expenses of $0.7 million related to the Industrial Filtration acquisition; and operating income of $0.3 million from a divested business;

•	Net income was $10.8 million, or $0.64 per diluted share, in Q2 2015 compared to $8.2 million, or $0.49 per diluted share, in Q2 2014. Adjusted earnings per share were $0.63 per share in Q2 2014.

Mr. Barnhart added, “Looking forward to the remainder of 2015, we expect demand for our automotive products in the Thermal/Acoustical Fibers and Metals segments to continue to be healthy in both North America and Europe. In addition, we expect improved operating results from our new Metals operation in China. In the Industrial Filtration segment, we are seeing solid global order activity in the third quarter and consistent with prior periods, we expect sales for the first half of the year will be stronger than the second half due to normal seasonality. In the Performance Materials segment, we anticipate improved results in the second half of 2015 compared to the first half of 2015.”

On July 31, 2015, the Company became aware of alleged inaccuracies in the timing of revenue recognition in its Industrial Filtration business in China, which was acquired on February 20, 2014. This China business represented no more than 6% of Lydall’s consolidated net sales and no more than 3% of Lydall’s consolidated gross profit in any quarterly or annual period since the date of acquisition. While the internal investigation is on-going, the Company currently believes the outcome will not have a material impact on the Company’s consolidated financial results.

Conference Call

Lydall will host a conference call on August 5, 2015, at 10:00 a.m. Eastern Time to discuss results for its second quarter ended June 30, 2015 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 12:00 p.m. Eastern Time on August 5, 2015 through 11:59 p.m. Eastern Time, August 12, 2015 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10069322. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted operating income, adjusted operating margin and adjusted earnings per share. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact, including statements about the outlook for 2015, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic cycles that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, increases in fuel prices, and outcomes of legal proceedings, claims and investigations (including the Chinese Industrial Filtration investigation), and with respect to possible violations of German anti-trust laws by employees in our German operation could have a negative impact on the Company’s results of operations and financial condition. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part II, Item 1A - Risk Factors of Lydall’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2014.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

-MORE-

For further information:
David D. Glenn
Vice President, Business Development and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,

	2015	2014	2015	2014

Net sales	$134,561	$148,793	$261,867	$274,019
Cost of sales	100,672	114,140	200,278	213,167
Gross profit	33,889	34,653	61,589	60,852

Selling, product development and administrative expenses	16,860	22,080	34,482	40,653
Operating income	17,029	12,573	27,107	20,199

Gain on sale of business	—	—	(18,647)	—
Interest expense	186	280	408	492
Other expense (income), net	553	299	(469)	354
Income before income taxes	16,290	11,994	45,815	19,353

Income tax expense	5,473	3,754	16,061	7,397
Net income	$10,817	$8,240	$29,754	$11,956

Earnings per share:
Basic	$0.65	$0.50	$1.78	$0.72
Diluted	$0.64	$0.49	$1.74	$0.71

Weighted average number of common shares outstanding	16,681	16,618	16,759	16,580
Weighted average number of common shares and equivalents outstanding	16,948	16,980	17,055	16,925

Summary of Segment Information
and Other Products and Services
In thousands
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Sales

Performance Materials Segment	$26,032	$31,252	$51,090	$60,105
Industrial Filtration Segment	35,902	34,135	70,102	51,791
Thermal/Acoustical Metals Segment	41,432	43,339	79,547	85,795
Thermal/Acoustical Fibers Segment	35,470	36,308	66,587	68,821
Other Products and Services:
Life Sciences Vital Fluids	—	4,864	1,671	9,588
Eliminations and Others	(4,275)	(1,105)	(7,130)	(2,081)
Consolidated Net Sales	$134,561	$148,793	$261,867	$274,019

Operating Income

Performance Materials Segment	$2,265	$3,566	$3,571	$5,429
Industrial Filtration Segment	4,552	2,198	7,706	2,984
Thermal/Acoustical Metals Segment	4,853	2,564	8,434	6,217
Thermal/Acoustical Fibers Segment	10,544	9,279	17,637	16,620
Other Products and Services:
Life Sciences Vital Fluids	—	286	118	706
Corporate Office Expenses	(5,185)	(5,320)	(10,359)	(11,757)
Consolidated Operating Income	$17,029	$12,573	$27,107	$20,199

Financial Position
In thousands except ratio data
(Unaudited)
	June 30, 2015	December 31, 2014

Cash and cash equivalents	$74,276	$62,051
Working capital	$165,259	$140,229
Total debt	$40,577	$40,930
Stockholders' equity	$231,194	$212,599
Total capitalization	$271,771	$253,529
Total debt to total capitalization	14.9%	16.1%

Cash Flows
In thousands	Quarter Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
	2015	2014	2015	2014

Net cash provided by operating activities	$5,592	$16,234	$4,495	$13,374
Net cash (used for) provided by investing activities	$(4,102)	$(2,819)	$16,872	$(84,783)
Net cash (used for) provided by financing activities	$(697)	$472	$(7,192)	$60,486
Depreciation and amortization	$4,275	$4,724	$8,637	$8,572
Capital expenditures	$(4,282)	$(2,819)	$(11,678)	$(5,626)

Common Stock Data
Quarter Ended June 30,	2015	2014

High	$32.75	$29.66
Low	$26.13	$21.50
Close	$29.56	$27.37

During the second quarter of 2015, 6,141,399 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following table addresses the non-GAAP measures used in this press release and reconciles the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended June 30,
	2015	2014

Net sales	$134,561	$148,793
Divested business	—	(4,864)
Net sales, adjusted	$134,561	$143,929

Operating income, as reported	$17,029	$12,573
Divested business	—	(286)
Sales commission settlement expense	—	2,900
Purchase accounting adjustment	—	523
Transaction expenses	—	209
Operating income, adjusted	$17,029	$15,919

Operating margin, as reported	12.7%	8.4%
Operating margin, adjusted	12.7%	11.1%

Earnings per share, reported	$0.64	$0.49
Divested business, net of tax of $108	$—	$(0.01)
Sales commission settlement, net of tax of $895	$—	$0.12
Purchase accounting adjustment, net of tax of $163	$—	$0.02
Transaction expenses, net of tax of $88	$—	$0.01

Earnings per share, adjusted	$0.64	$0.63

This press release reports adjusted results for the quarter ended June 30, 2014 which excludes results from a divested business, sales commission settlement charges, transaction related charges and purchase accounting adjustments associated with the Industrial Filtration acquisition.

Organic Sales
(Unaudited)

Quarter Ended
June 30,
2015
Sales decline, as reported	(9.6)%
Disposition of Life Sciences Vital Fluids business	3.3%
Foreign currency translation	5.5%
Change in tooling sales	0.1%
Organic sales decline	(0.7)%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired and sold businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.